Exhibit 3.3
Articles of Organization Pursuant to Article 1528n, Texas Limited Liability Company Act
Article 1 — Name
The name of the limited liability company is as set forth below:
Sabine Production Management, LLC
The name of the entity must contain the words “Limited Liability Company,” or “Limited Company,” or an abbreviation of such terms. The name must not be the same as, deceptively similar to or similar to that of an existing corporate, limited liability company, or limited partnership name on file with the secretary of state. A preliminary check for “name availability” is recommended.
Article 2 — Registered Agent and Registered Office (Select and complete either A or B and complete C)
☐ A. The initial registered agent is an organization (cannot be company named above) by the name of:
OR
☑ B. The initial registered agent is an individual resident of the state whose name is set forth below:
Name:
Stephen R. Robinson
Street Address:
512 Main Street
Suite 903, Fort Worth, TX 76102
Article 3 — Management (Complete items A or B)
☑ A. The limited liability company is to be managed by managers.
OR
☐ B. The limited liability company will not have managers. Management of the company is reserved to the members.
The names and addresses of the initial members are set forth below:
Manager 1: (Business Name)
Haddock Enterprises, LLC

Street Address:
210 West Sixth Street
Suite 1206, Fort Worth, TX, USA 76102
Article 4 — Duration
The period of duration is perpetual.
Article 5 — Purpose
The purpose for which the company is organized is for the transaction of any and all lawful business for which limited liability companies may be organized.
Supplement Provisions / Information
[The attached addendum, if any, is incorporated herein by reference.]
Organizer
The name and address of the organizer is set forth below.

Stephen R. Robinson	512 Main Street, Suite 903, Fort Worth, Texas 76102
Effective Date of Filing
☑ A. This document will become effective when the document is filed by the secretary of state.
OR
☐ B. This document will become effective at a later date, which is not more than ninety (90) days from the date of its filing by the secretary of state. The delayed effective date is:
Name Reservation Document Number
Execution
The undersigned organizer signs these articles of organization subject to the penalties imposed by law for the submission of a false or fraudulent document.
Stephen R. Robinson
Signature of Organizer

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